UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 7, 2007

XETA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	0-16231	73-1130045
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1814 West Tacoma, Broken Arrow, Oklahoma	74012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  918-664-8200

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On June 7, 2007, Jack R. Ingram resigned as Chief Executive Officer and Chairman of the Board of XETA Technologies, Inc. (the “Company”).  In connection with the resignation of Mr. Ingram, the Board elected Donald T. Duke as Chairman of the Board on June 7, 2007.  Mr. Duke has served as a director of the Company since 1991.  He is currently Chairman of the Audit Committee and has also served as Chairman of the Compensation Committee.

(c)           The Company appointed Greg R. Forrest, the Company’s President and Chief Operating Officer, as Chief Executive Officer on June 7, 2007.

Mr. Forrest joined the Company in 2004 as a Director of Sales of the Company’s Seattle branch office to develop the Company’s Nortel business in the Pacific Northwest.  He was named President in July, 2005.  Prior to joining the Company, Forrest was a co-founder, principal owner and President of Bluejack Systems, LLC (“Bluejack”), a Seattle-based supplier of converged communications systems.  The Company acquired substantially all of the assets of Bluejack in 2004.

Prior to his association with the Company, Mr. Forrest was involved as founder and/or President/CEO with several privately owned companies.  In such capacities, Mr. Forrest has been responsible for strategic planning, including assessment, analysis, business plan development and execution, including implementation of sales, marketing, financial and operation plans specific to a target industry.  During his time with Bluejack from 2001 until August 2004, Mr. Forrest developed an expertise in the telecommunications business and established Bluejack as a Nortel Networks Premium Dealer by 2002.

Mr. Forrest’s compensatory arrangements with the Company are unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XETA Technologies, Inc.
(Registrant)

Dated: June 11, 2007	By	/s/ Robert B. Wagner
Robert B. Wagner, Chief Financial Officer